Exhibit 10(b)(xv)

                     SUPPLEMENT NO. 4
          ARROW ELECTRONICS STOCK OWNERSHIP PLAN


          In connection with the acquisition by Arrow Electronics, Inc. of all of the issued and outstanding shares of common stock of Gates/FA Distributing, Inc. (the "Gates Acquisition"), the Plan is amended as follows:

          S4.1    In the case of an individual who becomes an
employee of an Employer or Affiliate on or about November 7, 1994 in connection with the Gates Acquisition, service with Gates/FA
Distributing, Inc. shall be treated, for purposes of Section 2.1 and for purposes of determining such individual's Years of Service under the Plan, as though it were service with an Employer or Affiliate. For this purpose, any service measured in terms of elapsed time shall be converted to Hours of Service on the basis that one month equals
190 Hours of Service, one week equals 45 Hours of Service and one day equals 10 hours of Service.

December 28, 1994